Exhibit 4.10

LIMITED WAIVER AGREEMENT

This Limited Waiver Agreement (the “Agreement”), dated as of December 22, 2025, is by and between Onconetix, Inc., a Delaware corporation (the “Company”), and the holder identified on the signature page hereto (the “Holder”), but shall be effective as of October 1, 2025.

R E C I T A L S

A. Reference is made to that certain Securities Purchase Agreement, dated as of September 22, 2025 (as amended from time to time, the “Securities Purchase Agreement”), by and among the Company and the investors signatory thereto (the “Buyers”), pursuant to which, among other things, the Company issued Warrants (as defined in the Securities Purchase Agreement) to the Buyers. Capitalized terms used but not defined herein shall have the meaning set forth in the Securities Purchase Agreement.

B. Pursuant to Section 11 of the Warrant, the Holder may consent to amend or waive certain terms of the Warrant.

C. The Company desires that the Holder waive (the following waivers, collectively, the “Limited Waivers”):

a.	Section 2(d) of the Warrant, in its entirety, such that it shall have no further force and effect.;

b.	Section 4(b) of the Warrant, in part, such that in lieu of the Holder’s right to always receive cash thereunder, in connection with the Holder’s exercise of its rights thereunder pursuant to a Fundamental Transaction, the Holder shall instead receive, from the Company or any Successor Entity (as defined in the Warrants), the same form and proportion of consideration (or deemed common stock of the Successor Entity if no consideration is paid to the holders of Common Stock) that is offered and paid to the holders of Common Stock in connection with such Fundamental Transaction, valued at the Black Scholes Value of the unexercised portion of such Warrant; and

c.	Section 19(t) of the Warrant, in part, such that each instance of the phrase “at least” in the definition of “Fundamental Transaction” shall be deemed replaced with the phrase “more than”.

D.  Concurrently herewith, the Company has requested that each other Buyer (each, an “Other Holder”, and collectively, the “Other Holders”) enter into waivers in form and substance identical to this Agreement (each, an “Other Wavier”, and collectively, the “Other Waivers”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Holder agree as follows:

A G R E E M E N T

1. Limited Waivers. The Holder hereby agrees to the Limited Waivers, and upon the Company’s and the Holder’s due execution and delivery of this Agreement, this Agreement shall be effective as of October 1, 2025.

2. Limitation of Waivers. The Limited Waivers set forth herein constitutes one-time waivers and are limited to the matters expressly waived herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

3. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

4. [RESERVED.]

5. Miscellaneous.

5.1 Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Amendment or any other Transaction Document are several and not joint with the obligations of any other Buyer, and the Holder shall not be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and other Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and other Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment, or any other Transaction Document and the Company acknowledges that the Holder and the other Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment, any other amendment and any other Transaction Document. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment, any other amendment or out of any other Transaction Documents, and it shall not be necessary for any other Buyers to be joined as an additional party in any proceeding for such purpose.

5.2 No Material Non-Public Information. Nothing in this Agreement, including, without limitation, the transactions contemplated hereby, constitutes material non-public information. As of the time of execution of this Agreement, the Holder is not in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not been publicly disclosed. In addition, the Company acknowledges and agrees that, as of the time of execution of this Agreement, any and all confidentiality or similar obligations, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Holder shall not have (unless expressly agreed to the Holder after the date hereof in a written definitive and binding agreement executed by the Company and the Holder)(it being understood and agreed that no other holder may bind the Holder with respect thereto), any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information regarding the Company or any of its Subsidiaries. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

5.3  Miscellaneous Provisions. Section 9 of the Securities Purchase Agreements is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONCONETIX, INC.

By:
	Name:	Karina M. Fedasz
	Title:	Interim CEO and CFO

[Signature Page to Limited Waiver Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDER:

[HOLDER]

By:
Name:
Title: